As filed with the Securities and Exchange Commission on November 10, 2014

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CROWN CRAFTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	58-0678148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

916 South Burnside Avenue Gonzales, Louisiana 70737 (225) 647-9100 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan

(Full title of the plan)

Copies of communications to:

Jody L. Spencer, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, NE Atlanta, Georgia 30303 (404) 522-4700 (404) 525-2224 (facsimile)	Mr. E. Randall Chestnut Chief Executive Officer Crown Crafts, Inc. 916 South Burnside Avenue Gonzales, Louisiana 70737 (225) 647-9100 (225) 647-8331 (facsimile)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Series A Common Stock, $0.01 par value	1,200,000	$7.38	$8,856,000	$1,029.07
(1)

Represents the shares of the Registrant’s Series A common stock that may be issuable pursuant to the Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, as provided in Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low sales prices per share of the Registrant’s common stock as reported on the NASDAQ Capital Market on November 6, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents constituting Part I of this Registration Statement will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attention: Corporate Secretary, telephone number (225) 647-9100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(i)	The Registrant’s Annual Report on Form 10-K for the year ended March 30, 2014, filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2014 (the “2014 Form 10-K”);

(ii)	Portions of the Registrant’s Definitive Proxy Statement on Schedule 14A that are incorporated by reference into Part III of the 2014 Form 10-K, filed with the Commission on June 27, 2014;

(iii)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2014, filed with the Commission on August 13, 2014;

(iv)	The Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2014;

(v)	Item 5.07 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 13, 2014; and

(vi)

The description of the Registrant’s common stock contained in the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 3, 2003, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that, despite the adjudication of liability but in view of all circumstances of the case, such person fairly and reasonably is entitled to indemnity for costs the court deems proper. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws contain provisions that provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index below filed as part of this Registration Statement. Each such exhibit is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gonzales, State of Louisiana, on November 10, 2014.

CROWN CRAFTS, INC.

By:	/s/ E. Randall Chestnut
E. Randall Chestnut President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints E. Randall Chestnut and Olivia W. Elliott, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated on November 10, 2014.

Signature	Title

/s/ E. Randall Chestnut	Chairman of the Board, President and Chief Executive Officer
E. Randall Chestnut	(Principal Executive Officer)

/s/ Olivia W. Elliott	Vice President and Chief Financial Officer (Principal Financial
Olivia W. Elliott	Officer and Principal Accounting Officer)

/s/ Sidney Kirschner	Director
Sidney Kirschner

/s/ Zenon S. Nie	Director
Zenon S. Nie

/s/ Donald Ratajczak	Director
Donald Ratajczak

/s/ Patricia Stensrud	Director
Patricia Stensrud

Exhibit Index

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of Crown Crafts, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003).

4.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Crown Crafts, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 9, 2011).

4.3	Amended and Restated Bylaws of Crown Crafts, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 4, 2011).
5.1	Opinion of Rogers & Hardin LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Rogers & Hardin LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
99.1	Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan (incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A filed on June 27, 2014).
99.2	Form of Incentive Stock Option Grant Agreement.
99.3	Form of Nonqualified Stock Option Grant Agreement.
99.4	Form of Restricted Stock Grant Agreement.